SUB-ITEM 77H:
Changes in control of
registrant





Federated High Yield
Trust
(Registrant)




As of February 29,
2016, National
Financial Services LLC
has ceased to be a
controlling person of
the Registrant by
owning less than 25%
of the voting securities
of the Registrant.